Exhibit 4.2

STOCKHOLDER AGREEMENT

by and between

PDF SOLUTIONS, INC.

and

ADVANTEST AMERICA, INC.

Dated as of July 30, 2020

STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT (this “Agreement”) is dated as of July 30, 2020, by and between PDF Solutions, Inc., a Delaware corporation (the “Company”), and Advantest America, Inc., a Delaware corporation (the “Stockholder”). Capitalized terms used herein without definition shall have the meanings set forth in the Securities Purchase Agreement (as defined below).

RECITALS

WHEREAS, reference is made to that certain Securities Purchase Agreement, dated as of July 29, 2020 (as amended from time to time, the “Securities Purchase Agreement”), by and between the Company and the Stockholder;

WHEREAS, upon consummation of the transactions contemplated by the Securities Purchase Agreement, the Stockholder holds 3,306,924 shares (the “Subject Shares”) of the Company’s common stock, par value $0.00015 (“Common Stock”); and

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Securities Purchase Agreement that the parties hereto enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

“Affiliate” shall mean, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person and for these purposes the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or California or is a day on which banking institutions located in the State of New York or California are authorized or required by Law or other governmental action to close.

“Governmental Entity” shall mean any United States or non-United States federal, state or local government, or any agency, bureau, board, commission, department, tribunal or instrumentality thereof or any court, tribunal, or arbitral or judicial body, including NASDAQ.

“Law” shall mean any applicable law, statute, code, ordinance, rule, regulation, or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“NASDAQ” shall mean Nasdaq Global Market (or its successor).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Subsidiary” shall mean, with respect to any person, any other person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such person and/or by one or more of its Subsidiaries.

ARTICLE II

LOCK-UP

Section 2.01     Subject to the provisions of this Article II, until the date that is the fifth anniversary of the date of this Agreement (the “Lock-Up Expiration Date”), the Stockholder agrees that it shall not, without the Company’s prior written consent, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale relating to, or otherwise transfer or dispose of, any of the Subject Shares, or publicly disclose the intention to make any offer, sale, pledge or disposition (provided, however, that the Stockholder shall be permitted to pledge and grant a security interest in, and to publicly disclose the intention to make a pledge of and grant a security interest in, the Subject Shares (including proceeds thereof) in connection with financing arrangements), or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Subject Shares, whether any such transaction described in clauses (a) and (b) is to be settled by delivery of shares of Common Stock, any other security, in cash or otherwise (any such action, a “Transfer”).

Section 2.02     Notwithstanding anything contained in this Article II to the contrary, the Stockholder shall be permitted to Transfer all or any portion of the Subject Shares prior to the Lock-Up Expiration Date (a) to any Affiliate of the Stockholder (an “Affiliate Permitted Transfer”) or (b) in order to maintain the Stockholder’s equivalent percentage beneficial ownership in the Common Stock at 9.9% of the Company’s outstanding shares of Common Stock. No Affiliate Permitted Transfer of any Subject Shares shall be permitted unless and until the prospective transferee agrees (i) to become a party to this Agreement and be bound by all the terms and conditions hereof by executing and delivering to the Company, a joinder to this Agreement in customary form, and (ii) that, if such transferee ceases to be an Affiliate of the Stockholder, such transferee shall re-Transfer the Subject Shares back to the Stockholder or an Affiliate of the Stockholder.

Section 2.03     The restrictions on Transfer set forth in Section 2.01 shall immediately terminate and be of no force or effect upon the first to occur of any of the following (each, a “Termination Event”):

(a)     if two (2) or more members of the Board are elected against the recommendation of the Board or appointed in settlement with an activist stockholder of the Company;

(b)     the termination of the Amendment #1 to the Software License and Related Services Agreement (PDF doc #8406), dated as of July 29, 2020, by and between the Company and the Stockholder (the “Cloud Deal Agreement”) pursuant to its terms due to the Company’s breach of any representation, warranty, covenant or agreement of the Company in the Cloud Deal Agreement;

(c)     the public announcement by the Company that it has entered into an agreement with one or more third parties providing for a merger, consolidation, stock or asset sale, or other business combination that, if consummated, would result in the acquisition of at least 50% of the outstanding voting securities or assets representing at least 50% of the consolidated assets of the Company and its Subsidiaries (measured by fair market value); or

(d)     the commencement by a third party of a tender offer or exchange offer which, if consummated, would result in the acquisition of beneficial ownership of at least 50% of the outstanding voting securities of the Company, and in connection with which the Company files with the SEC a Schedule 14D-9 with respect to such offer that does not recommend that the Company’s stockholders reject such offer.

Section 2.04     From the date of this Agreement until the earlier of (i) the Lock-Up Expiration Date or (ii) the later of a Termination Event and the date on which the Subject Shares may be Transferred pursuant to Rule 144 (or any similar rule or rules then in effect) of the SEC:

(a)     To the extent the Transfer of Subject Shares is permitted by this Article II, Subject Shares are transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 (or any similar rule or rules then in effect) of the SEC if such rule is available, and (iii) subject to the provisions of Section 2.04(b) below, an exemption from registration under the Securities Act and applicable state securities or Blue Sky laws.

(b)     In connection with the Transfer of any Subject Shares other than a Transfer described in clause (i) or (ii) of Section 2.04(a) above, the holder thereof shall deliver to the Company (i) written notice at least ten (10) days prior to such proposed Transfer describing in reasonable detail the proposed Transfer, and (ii) if requested by the Company in writing, prior to the consummation of such Transfer, an opinion of counsel reasonably acceptable to the Company to the effect that such Transfer of Subject Shares may be effected without registration of such Subject Shares under the Securities Act and applicable state securities or Blue Sky laws. The Company shall comply with its obligations under Section 5.1 of the Securities Purchase Agreement.

Section 2.05     Following the earlier of the Lock-Up Expiration Date or a Termination Event, for so long as the Subject Shares constitute at least 2.00% of the Company’s outstanding shares of Common Stock, if the Stockholder desires to sell (or otherwise Transfer) any Subject Shares (a “Proposed Transfer”), the Stockholder shall first notify the Company (the “Transfer Notice”) of the number of Subject Shares proposed to be sold or otherwise Transferred by the Stockholder (the “Offered Shares”). The Company shall have an option for a period of twenty (20) days from the date the Transfer Notice is given to elect to either (a) repurchase all (and not less than all) of the Offered Shares from the Stockholder at a per share price equal to the Purchase Price (as defined below), or (b) use reasonable best efforts to facilitate a (i) private placement of the Offered Shares to prospective purchasers reasonably acceptable to the Company or (ii) registered underwritten offering of the Offered Shares, which shall include formal participation by the Company’s management in a customary “road show” (including an “electronic road show”) or other similar marketing effort by the Company. The Company may exercise such purchase or resale option and, thereby, purchase or resell all (but not less than all) of the Offered Shares by notifying the Stockholder in writing before expiration of such twenty (20) day period. In the case of an private placement or registered underwritten offering, the Stockholder shall be responsible for all reasonable, documented, out-of-pocket costs and expenses and shall have the right to make the final pricing decision with respect to the Offered Shares to be resold in connection therewith. In the case of a registered underwritten offering, the Stockholder shall complete, execute, acknowledge and deliver such customary selling stockholder questionnaires and other documents, certificates, instruments, representations and warranties and indemnities as may be reasonably requested by the Company or the underwriters in connection with the filing of a registration statement; and the Company and the underwriters shall not be liable to the Stockholder for any loss, claim, damage or liability to the extent that it arises out of or is based upon an untrue statement or omission made in connection with such registration statement, solely in reliance upon and in direct conformity with written information furnished by the Stockholder expressly for use in connection with such registration. The parties shall use reasonable best efforts to complete a private placement or registered underwritten offering, pursuant to Section 2.05(b), within ninety (90) days after the date on which the Company gives notice. If the Company gives the Stockholder notice that it desires to purchase the Offered Shares pursuant to Section 2.05(a), then payment for the Offered Shares shall be by wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than ten (10) days after the date the Transfer Notice is given. To the extent that the Company has not exercised its right to repurchase or resell as to all of the Offered Shares before expiration of such twenty (20) day period, or if a private placement or registered underwritten offering is not completed within such ninety (90) day period, then the Stockholder shall be free to sell or otherwise Transfer the Offered Shares; provided, however, that in the event such Offered Shares are not sold within ninety (90) days of the date the Stockholder is free to sell or otherwise Transfer the Offered Shares, they shall once again be subject to the right of first refusal provided herein. The foregoing right of first offer shall not apply to any Transfer of (i) the Subject Shares to an Affiliate of the Stockholder, provided that such Affiliate agrees to be bound by this Section 2.05 by executing and delivering to the Company a joinder to this Agreement in customary form, or (ii) Subject Shares constituting less than 1.00% of the Company’s outstanding shares of Common Stock in any six (6)-month period. The term “Purchase Price” shall mean the greater of (i) the average of the daily volume-weighted average sales price per share of Common Stock on NASDAQ, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the ten (10) consecutive trading days ending on and including the trading day immediately preceding the closing date of the Company’s purchase of Offered Shares or (ii) the closing price per share of Common Stock on NASDAQ on the trading day immediately preceding such date. This Section 2.05 shall immediately expire on the date that the Company’s common stock is no longer traded on NASDAQ, the Nasdaq Capital Market, the Nasdaq Global Select Market, the NYSE American or the New York Stock Exchange (or any successors to any of the foregoing).

Section 2.06     Removal of Legends.

(a)     The parties hereto acknowledge that, pursuant to the Securities Purchase Agreement, the Subject Shares and any securities issued in respect thereof or in exchange therefor will bear the following legends:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 OR REGULATION S UNDER THE SECURITIES ACT (IF AVAILABLE), (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDER AGREEMENT BY AND BETWEEN ADVANTEST AMERICA, INC. AND THE COMPANY AS AMENDED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

(b)     Notwithstanding the foregoing, certificates or book entries evidencing the Subject Shares shall not contain any legend: (i) following the Lock-Up Expiration Date; (ii) following the later of any Termination Event and the date on which the Subject Shares may be Transferred pursuant to Rule 144 (or any similar rule or rules then in effect) of the SEC; (iii) while a registration statement covering the resale of such security is effective under the Securities Act, (iv) following any sale of such Subject Shares pursuant to Rule 144, (v) if such Subject Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Subject Shares and without volume or manner-of-sale restrictions; or (vi) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). The Company shall cause its counsel to issue a legal opinion to the transfer agent of such Subject Shares during the time any of the aforedescribed conditions apply, to effect the removal of the legend hereunder. Notwithstanding any other provision of this Agreement, the legend set forth in the final paragraph of Section 2.06(a) shall be set forth on all certificates or book entries evidencing the Subject Shares until such time as this Agreement does not restrict Transfer of the Subject Shares. The Company agrees that following such time as (x) the last paragraph of the legend set forth in Section 2.06(a) is no longer required under this Section 2.06(b), it will, no later than five (5) trading days following the written request by the Stockholder to the Company, deliver or cause to be delivered to the Stockholder a certificate or evidence of book entry representing such shares that is free from the last paragraph of the legend set forth in Section 2.06(a), and (y) no portion of the legend set forth in Section 2.06(a) is any longer required under this Section 2.06(b), it will, no later than five (5) trading days following the written request by the Stockholder to the Company, deliver or cause to be delivered to the Stockholder a certificate or evidence of book entry representing such shares that is free from all restrictive and other legends (however, in each of case (x) and (y) the Company shall use reasonable best efforts to deliver such shares within three (3) trading days).

ARTICLE III

VOTING

Section 3.01     The Stockholder agrees to vote, or cause to be voted, the Subject Shares, from time to time and at all times (unless the Company otherwise consents in writing), in whatever manner recommended the Board as reflected in any Company proxy or information statement in connection with such vote. The Stockholder shall be present in person or represented by proxy at all meetings of stockholders of the Company so that the Subject Shares may be counted for the purpose of determining the presence of a quorum at such meetings.

Section 3.02     The provisions set forth in the first sentence of Section 3.01 shall be inoperative and of no force or effect upon the occurrence of any Termination Event and further such provisions shall not apply in the event that any of the following matters are proposed at any annual or special meeting of the Company’s stockholders:

(a)     any issuance of Company securities subject to NASDAQ Rule 5635(b);

(b)     the approval of any merger, consolidation, or amalgamation of the Company, or other similar business combination that changes the identity or nature of the Company to be competitive with the Stockholder or its parent or controlled Affiliates;

(c)     any amendment to the Company’s certification of incorporation that would disproportionately and adversely affect the Stockholder; or

(d)     any voluntary or involuntary bankruptcy, dissolution, insolvency, reorganization, rehabilitation or similar event of the Company.

ARTICLE IV

STANDSTILL

Section 4.01     Until the date that is the fifth anniversary of the date of this Agreement, the Stockholder agrees that, unless specifically invited in writing by the Company or consented to in writing by the Company in response to a confidential written request by the Stockholder, the Stockholder will not in any manner, directly or indirectly:

(a)     effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (1) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any material portion of the assets, indebtedness or businesses of the Company or any of its Subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of the Subsidiaries or assets of the Company or the Subsidiaries constituting a significant portion of the consolidated assets of the Company and its Subsidiaries, (3) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its Subsidiaries, or (4) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company or any of its Subsidiaries;

(b)     form, join or in any way participate in a “group” (as defined in the Act) with respect to the Company or otherwise act in concert with any person in respect of any such securities;

(c)     otherwise act, alone or in concert with others, to seek representation on or to control the management, the Board, or policies of the Company or to obtain representation on the Board;

(d)     take any action which would, or would reasonably be expected to, force the Company to make a public announcement regarding any of the types of matters set forth in clause (i) above;

(e)     disclose any intention, plan or arrangement inconsistent with the foregoing;

(f)     enter into any discussions, negotiations, understandings or arrangements with any third party with respect to any of the foregoing; or

(g)     publicly request that the Company, directly or indirectly, amend or waive any provision of this paragraph (including this sentence).

Section 4.02     The restrictions set forth in Section 4.01 shall be inoperative and of no force or effect upon the first to occur of any of (a) any Termination Event or (b) the first day on which Common Stock is no longer listed on NASDAQ or any other U.S. securities exchange.

ARTICLE V

GENERAL

Section 5.01    Termination of Agreement. This Agreement shall terminate and have no further force and effect upon the earliest of: (a) the liquidation, dissolution or indefinite cessation of the business operations of the Company; (b) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company; (c) the date on which the Stockholder no longer owns any Subject Shares; and (d) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 5.01 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination.

Section 5.02     Interpretation. The term “or” when used in this Agreement is not exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. Except as otherwise specified herein, references to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto). All references herein to the Subsidiaries of a person shall be deemed to include all direct and indirect Subsidiaries of such person, unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 5.03     Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery; or (c) on the date of delivery if delivered personally or via email, in each case to the intended recipient as set forth below:

(a)	if to the Company, addressed as follows:

PDF Solutions, Inc. 2858 De La Cruz Blvd. Santa Clara, California 95050 Attention: General Counsel Email: legal.department@pdf.com with a copy (which shall not constitute notice) to:

PDF Solutions, Inc. 2858 De La Cruz Blvd. Santa Clara, California 95050 Attention: Chief Financial Officer

(b)	if to the Stockholder, to:

Advantest America, Inc. 3061 Zanker Road San Jose, CA 95134 Attention: Doug Lefever Email: doug.lefever@advantest.com with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1400 Palo Alto, CA 94301 Attention: Michael Mies Email: michael.mies@skadden.com

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 5.03.

Section 5.04     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 5.05     Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)     This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and enforced and construed in accordance with the Laws of the State of Delaware (including its statute of limitations), regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)     Each of the parties hereto irrevocably (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement shall be instituted in the Court of Chancery of the State of Delaware (provided, that if jurisdiction is not then available in such court, then any such legal suit, action or proceeding shall be brought in any federal court located in the State of Delaware or in any other Delaware state court) (any of the foregoing Delaware courts, a “Delaware Court”); (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and (iii) submits to the non-exclusive jurisdiction of a Delaware Court in any such suit, action or proceeding.

(c)      EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE STOCKHOLDER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 5.06     Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to a party upon any breach or default of another party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. Any agreement on the part of a party or parties hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 5.07    Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that irreparable damages for which money damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any such injunctive or other equitable relief. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 5.08     No Third-Party Beneficiaries. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third-party beneficiary hereto. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 5.09     Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute a single instrument.

Section 5.10    Entire Agreement; Amendments. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Stockholder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly appointed officers as of the date first above written.

COMPANY:

PDF SOLUTIONS, INC.

By:      /s/ JOHN KIBARIAN
Name: John K. Kibarian
Title: President and Chief Executive Officer

STOCKHOLDER:

ADVANTEST AMERICA, INC.

By:      /s/ DOUGLAS LEFEVER
Name: Douglas Lefever
Title: President and Chief Executive Officer

[Signature Page to Stockholder Agreement]